UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 18, 2017

THE ONE GROUP HOSPITALITY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37379	14-1961545
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

411 W. 14th Street, 2nd Floor

New York, New York 10014

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (646) 624-2400

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective April 20, 2017, Richard Perlman resigned from his position as a member of the board of directors (the “Board of Directors”) of The ONE Group Hospitality, Inc. (the “Company”) and as and as a member of all committees of the Board of Directors on which he serves. Mr. Perlman’s resignation from the Board of Directors of the Company did not result from any disagreement with the Company on any matter relating to its operation, policies or practices. Effective upon Mr. Perlman’s resignation as a director, the size of the Company’s Board of Directors will be reduced from six to five directors.

On April 18, 2017, Samuel Goldfinger notified the Company of his intent to resign as Chief Financial Officer to pursue other opportunities. His resignation is effective as of May 26, 2017. Mr. Goldfinger has indicated that he intends to assist in the transition of the Chief Financial Officer role until his departure from the Company. In connection with his resignation, Mr. Goldfinger entered into a separation agreement with the Company, pursuant to which the Company agreed to terminate the non-competition obligations in Section 8(d) of his employment agreement in consideration for providing certain transition services to the Company and a general release of claims against the Company. The Company will file the separation agreement as an exhibit to its Quarterly Report on Form 10-Q for the quarter ended March 31, 2017.

Effective April 21, 2017, Alejandro Munoz-Suarez resigned as Chief Operating Officer to pursue other opportunities. Following his departure, the Chief Operating Officer role will be temporarily eliminated as part of the Company’s increased emphasis on licensing growth opportunities.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description
99.1	Press Release dated April 21, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 21, 2017	THE ONE GROUP HOSPITALITY, INC.

	By:	/s/ Jonathan Segal
	Name:	Jonathan Segal
	Title:	Chief Executive Officer